Exhibit 99.1

Imperial Parking Announces the Appointment of a Special Committee
and a Standstill Agreement with Gotham Partners

Vancouver, B.C. – (Business Wire) January 22, 2003 – Imperial Parking Corporation (AMEX:IPK) announced that its Board of Directors has appointed a Special Committee of directors in response to Gotham Partners’ decision to sell its ownership interest in the Company. Gotham Partners and its affiliated funds own approximately 31.1% of the outstanding shares of common stock of the Company, based on recent filings with the Securities and Exchange Commission. William A. Ackman, the Chairman of the Company’s Board of Directors, is a principal of Gotham Partners.

The Special Committee will be comprised of Daniel Friedman and David Woods. The Special Committee has been formed for the purpose of exploring strategic alternatives available to the Company in the context of Gotham Partners’ decision, including alternatives that would result in the Company’s remaining an independent, public company and the possibility of a sale of the Company. Neither the Board of Directors nor the Special Committee has determined the advisability of any particular alternative, and the Special Committee is committed to developing in a deliberate and timely manner a proposal to serve the best interests of all Imperial Parking shareholders.

Gotham Partners and its affiliated funds have entered into a standstill agreement with the Company that restricts their ability to divest their ownership interest in the Company prior to May 23, 2003 without the consent of the Board of Directors. A copy of the standstill agreement has been filed with the Securities and Exchange Commission.

Charles Huntzinger, the President of the Company, stated, “I wish to assure all of the Company’s customers, landlords and employees that it is business as usual at Imperial Parking.”

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the four largest in North America. Impark currently operates more than 1,630 parking locations and over 300,000 parking spaces in Canada and the United States.